Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2026 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of BigBear.ai Holdings, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of BigBear.ai Holdings, Inc. on Forms S-3 (File No. 333-289678, File No. 333-286194, File No. 333-284303, File No. 333-278325, File No. 333-265746, File No. 333-271230 and File No. 333-269465) and on Form S-8 (File No. 333-264127).

/s/ GRANT THORNTON LLP

Arlington, Virginia
March 2, 2026